                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        CONSUMER PORTFOLIO SERVICES, INC.

                16355 Laguna Canyon Road, Irvine California 92618

                               Phone: 949-753-6800





The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Friday, June 21, 2002, at the Company's offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

         o To elect the Company's entire Board of Directors for a one-year term.

         o To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

         o To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on May 16, 2002, are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.



By Order of the Board of Directors



Mark Creatura, Secretary
Dated:   May 24, 2002

                           [intentionally left blank]

                        CONSUMER PORTFOLIO SERVICES, INC.

                            16355 Laguna Canyon Road

                            Irvine, California 92618

                                  949-753-6800



                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 21, 2002

                                   -----------

                                  INTRODUCTION



This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Friday, June 21, 2002 at the Company's offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on May 16, 2002, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 19,364,950 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about May 24, 2002. The Company will pay the expenses incurred in connection with the solicitation of proxies. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINATIONS

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected. The entire board of directors of the Company is elected annually. Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them.

     NAME                            AGE    POSITION(S) WITH THE COMPANY
     Charles E. Bradley, Jr.          42    President, Chief Executive Officer, and
                                                Chairman of the Board of Directors
     Thomas L. Chrystie               69    Director
     John E. McConnaughy, Jr.         73    Director
     John G. Poole                    59    Vice Chairman of the Board of Directors
     William B. Roberts               64    Director
     Daniel S. Wood                   43    Director

CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley does not currently serve on the board of directors of any other publicly-traded companies.

THOMAS L. CHRYSTIE has been a director of the Company since April 1995. He has been self-employed as an investor, through Wycap Corporation, since 1988. His previous experience includes 33 years at Merrill Lynch & Co. in various capacities including heading Merrill Lynch's investment banking, capital markets and merchant banking activities. In addition, he served as Merrill Lynch & Co.'s Chief Financial Officer.

JOHN E. MCCONNAUGHY, JR. has been a director of the Company since 2001. He is the Chairman and Chief Executive Officer of JEMC Corporation. From 1981 to 1992 he was the Chairman and Chief Executive Officer of GEO International Corp, a company in the business of nondestructive testing, screen-printing and oil field services. Mr. McConnaughy was previously and concurrently Chairman and Chief Executive Officer of Peabody International Corp., from 1969 to 1986. He currently serves as a director of Levcor International, Inc., Varsity Brands, Inc., Wave Systems, Inc., Fortune Natural Resources and Rate Exchange Corp. Mr. McConnaughy is also Chairman of the Board of Trustees of the Strang Clinic and is the Chairman Emeritus of the Board of the Harlem School of the Arts.

JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He is now a private investor, having previously been a director and Vice President of Stanwich Partners ("SPI") until July 2001. SPI, which Mr. Poole co-founded in 1982, acquired controlling interests in companies in conjunction with their existing management. Mr. Poole is a director of Reunion Industries, Inc. and Sanitas, Inc.

WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts. Mr. Roberts serves on the board of directors of Atlantic City Racing Association, a publicly-held corporation, which owns and operates a race track.

DANIEL S. WOOD has been a director of the Company since July 2001. Mr. Wood is president and chief executive officer of CTP Carrera, a manufacturer of custom injection moldings. Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of CTP Carrera Corporation. Mr. Wood does not currently serve on the board of directors of any other publicly-traded companies.


BANKRUPTCY PROCEEDINGS. In December 2001 Mr. Bradley resigned from his position as chairman of the board of LINC Acceptance Company, LLC ("LINC"). LINC is a limited liability company organized under the laws of Delaware, and its board of members has certain management authority. The operating agreement of LINC designated the chairman of the board of members as LINC's chief executive officer. LINC is a majority-owned subsidiary of the Company, which engaged in the business of purchasing retail motor vehicle installment purchase contracts, and selling such contracts to the Company or other affiliates. LINC ceased operations in the second quarter of 1999. On October 29, 1999, three former employees of LINC filed an involuntary petition in the United States Bankruptcy Court for the District of Connecticut seeking LINC's liquidation under Chapter 7 of the United States Bankruptcy Code. Mr. McConnaughy was the Chairman of the Board of the Excellence Group, LLC, which on January 13, 1999, filed a voluntary petition for in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code. The Excellence Group's subsidiaries produced labels for a variety of customers.

The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are Thomas L. Chrystie (chairman), John E. McConnaughy, Jr. and John G. Poole. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure.

The members of the Compensation and Stock Option Committee are Daniel S. Wood (chairman), Thomas L. Chrystie, John E. McConnaughy, Jr. and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1991 Stock Option Plan and the 1997 Long-Term Stock Incentive Plan, and reviews and approves compensation and benefit plans of the Company.

The Company does not have a Nominating Committee. Shareholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices.

The Board of Directors held six meetings during 2001 and acted four times by unanimous written consent. The Audit Committee met four times during 2001, while the Compensation and Stock Option Committee met twice and acted twelve times by written consent. Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2001.

The Board of Directors recommends a vote "FOR" each of the nominees above.

PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, on recommendation of the Audit Committee, has appointed the accounting firm of KPMG LLP to be the Company's independent auditors for the year ending December 31, 2002.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of KPMG LLP at the Annual Meeting, the Board of Directors will select another firm of independent public accountants. Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

AUDIT FEES

The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $220,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The Company did not incur any fees billed by KPMG for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

The aggregate fees billed by KPMG for services rendered to the Company, including the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001, were $576,349, consisting of audit related fees in the amount of $220,000 and non-audit fees in the amount of $356,349. Audit related services included accounting consultation, services related to review of quarterly reports, and registration of the Company's securities. The non-audit services consisted primarily of tax services and services relating to the Company's securitization transactions. In the course of its meetings, the Audit Committee has considered whether KPMG's provision of these other services is compatible with maintaining KPMG's independence, and concluded that KPMG's independence is not impaired.

The Board of Directors recommends a vote "FOR" ratification of the selection of KPMG LLP.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2001, 2000, and 1999 by the Company's chief executive officer and by the four most highly compensated individuals (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 2001.

SUMMARY COMPENSATION TABLE

     ------------------------------------------- --------------------------- ----------------  --------------
                                                      Compensation for         Long Term          All Other
                                                        period shown          Compensation      Compensation
                                                                               Awards (1)            (2)
     ----------------------------- -----------  --------------------------- -----------------
      Name and Principal Position      Year        Salary         Bonus       Options/SARs
     ----------------------------- -----------  ------------  ------------- -----------------  -------------
      CHARLES E. BRADLEY, JR.          2001        565,000       1,100,000       166,666            846
      President & Chief                2000        525,000         750,000       333,333          1,446
      Executive Officer                1999        500,000         300,000       780,240          1,380
     -------------------------------------------------------------------------------------------------------
      ROD RIFAI                        2001        335,000          44,000        52,500            183
      Senior Vice President -          2000        373,000               -         2,500              -
      Marketing (3)                    1999        234,000               -             -              -
     -------------------------------------------------------------------------------------------------------
      CURTIS K. POWELL                 2001        206,000         124,000        20,000            830
      Senior Vice President -          2000        191,000         105,000        10,000          1,430
      Originations                     1999        182,000          73,000       178,000          1,130
     -------------------------------------------------------------------------------------------------------
      NICHOLAS P. BROCKMAN             2001        206,000         117,000        20,000            692
      Senior Vice President -          2000        165,000         116,000        10,000          1,292
      Collections                      1999        151,000          72,000       103,000          1,027
     -------------------------------------------------------------------------------------------------------
      WILLIAM L. BRUMMUND, JR.         2001        172,000         100,000        20,000            702
      Senior Vice President -          2000        161,000          89,000        10,000          1,302
      Administration                   1999        153,000          58,000       132,600          1,046
     -------------------------------------------------------------------------------------------------------

(1) Number of shares that might be purchased upon exercise of options that were granted in the period shown.
(2) Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers. Company contributions to the 401(k) Plan were $600 per individual in 1999 and 2000, and zero in 2001.
(3) Mr. Rifai became an executive officer as Senior Vice President - Marketing, in July 2001. The salary amount for 2001 includes $228,000 in salary and commissions earned while Mr. Rifai was serving as a regional vice president for CPS Marketing, Inc., a subsidiary of the Company.

OPTION AND SAR GRANTS

The Company in the year ended December 31, 2001, did not grant any stock appreciation rights to any of the named executive officers. The Company in the past had made a practice of granting stock options to its executive officers and other employees from time to time. In January 2001 the Board of Directors made two such grants, subject to the approval of shareholders, which was given at the Annual Meeting of July 5, 2001. Under these grants, each named executive officer other than the chief executive officer received grants with respect to 20,000 shares; 10,000 of which are to become exercisable at a price of $2.50 per share and 10,000 at $4.25 per share. Such options become exercisable in five equal annual increments, from 2002 through 2006 for the $2.50 options, and from 2003 through 2007 for the $4.25 options. The chief executive officer received two grants of 83,333 options each, on otherwise the same terms as the named executive officers.



   ------------------------------------------------------------------------------------------------------
                  OPTIONS/GRANTS IN LAST FISCAL YEAR -                                 Potential Realizable
                                                                                     Value at Assumed Annual
                                                                                              Rates
                                                                                          of Stock Price
                                                                                      Appreciation for Option
                           INDIVIDUAL GRANTS                                                   Term
   ------------------------------------------------------------------------------------------------------------------
    Name                          Number of     Percent of
                                   Shares     Total Options   Exercise
                                 Underlying     Granted to     or Base
                                   Options      Employees      Price       Expiration
      Name                         Granted       in 2001      ($/Share)       Date          5%          10%    NOTES
   ------------------------------------------------------------------------------------------------------------------
    Charles E. Bradley, Jr.         83,333         8.07%        2.50          1/7/11      $50,416   $203,682    (1)
                                    83,333         8.07%        4.25          1/8/11           $0    $57,849    (2)
   ------------------------------------------------------------------------------------------------------------------
    Rod Rifai                        2,500         0.24%        2.50         1/17/11       $1,513     $6,110    (1)
                                     2,500         0.24%        4.25         1/17/11           $0     $1,735    (2)
                                    47,500         4.60%        1.35          8/1/11      $40,328   $102,199    (3)
   ------------------------------------------------------------------------------------------------------------------
    Curtis K. Powell                10,000         0.97%        2.50         1/11/11       $6,050    $24,442    (1)
                                    10,000         0.97%        4.25         1/12/11           $0     $6,942    (2)
   ------------------------------------------------------------------------------------------------------------------
    Nicholas P. Brockman            10,000         0.97%        2.50          1/9/11       $6,050    $24,442    (1)
                                    10,000         0.97%        4.25         1/10/11           $0     $6,942    (2)
   ------------------------------------------------------------------------------------------------------------------
    William L. Brummund, Jr.        10,000         0.97%        2.50         1/13/11       $6,050    $24,442    (1)
                                    10,000         0.97%        4.25         1/14/11           $0     $6,942    (2)
   ------------------------------------------------------------------------------------------------------------------

     Numbered notes above refer to the associated options becoming exercisable in cumulative installments as follows:

(1) Becomes exercisable in five equal installments on each January 1, 2002-2006.
(2) Becomes exercisable in five equal installments on each January 1, 2003-2007.
(3) Becomes exercisable in five equal installments on each August 1, 2002-2006.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

The following table sets forth, as of December 31, 2001, and for the year then ended, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, or under the 1997 Long-Term Incentive Stock Plan, at an option price per share no less than the fair market value per share on the date of grant.

    ===================================================================================================
     Name                                 Number of Unexercised Options at      Value of Unexercised
                                                December 31, 2001               In-the-Money Options
                                                                              at December 31, 2001 (1)
                                            Exercisable    Unexercisable    Exercisable     Unexercisable
    ---------------------------------------------------------------------------------------------------
     Charles E. Bradley, Jr.                  801,067         302,332      $1,097,462         $414,195
    ---------------------------------------------------------------------------------------------------
     Rod Rifai                                  9,500          65,500         $13,015          $89,735
    ---------------------------------------------------------------------------------------------------
     Curtis K. Powell                         116,000          73,000        $158,920         $100,010
    ---------------------------------------------------------------------------------------------------
     Nicholas P. Brockman                      58,100          66,500         $79,597          $91,105
    ---------------------------------------------------------------------------------------------------
     William L. Brummund, Jr.                   4,340          54,500          $5,946          $74,665
    ===================================================================================================

     (1) Valuation based on the last sales price on December 31, 2001 of $1.370 per share, as reported by Nasdaq.

BONUS PLAN

The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors, and if such employees achieve certain individual objectives. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

DIRECTOR COMPENSATION

During the year ended December 31, 2001, the Company paid all directors, excluding Mr. Bradley, a retainer of $1,000 per month and an additional fee of $1,000 PER DIEM for attendance at meetings of the board, and $500 for meetings of committees. Mr. Bradley received no additional compensation for his service as a director. In April 2001, the Board granted to Mr. Poole an option to purchase up to 30,000 shares of the Company's common stock at $1.70 per share, which was the then-prevailing market price. The Board subsequently approved a policy applicable to all of its non-employee members, which awards each such director upon joining the board an option to purchase 30,000 shares of the Company's common stock, and annually thereafter an option to purchase an additional 10,000 shares. All such options are exercisable at the market price prevailing at date of grant.

--------------------------------------------------------------------------------
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES IN GENERAL

The Company's objective is to establish base salaries at levels competitive with those in its industry. The Compensation Committee, acting on the recommendation of the chief executive officer, approves annual adjustments in base salaries of officers other than the chief executive officer.

The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 2001, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined initially by the Compensation Committee, acting on the recommendation of the chief executive officer, and is then made definite by action of the Board of Directors as a whole. Fctors in determining the amount of bonus are whether the executive has met individual objectives set by the chief executive officer and a subjective evaluation of the officer's performance.

Applying the above principles, the Compensation Committee in April 2002 approved bonus compensation to the named executive officers, other than the chief executive officer, of approximately 27% to 60% of their respective base salaries for the year ended December 31, 2001. The percentages awarded are generally reflective of the extent to which the named executive officers met their individual objectives.

The Company's long-term incentive plan has consisted of awards of incentive and non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. Such stock option compensation is designed to provide an incentive to create shareholder value over a sustained period of time. The Company believes that stock options are a valuable tool in compensating and retaining employees.

In exercising its discretion as to the level of executive compensation and its components, the Compensation Committee considers a number of factors. Financial factors considered include the Company's revenue and income (or loss) and cash flow. Operational factors considered include the Company's cost of funds; indicators of the credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including the number of employees hired and employee stability.

The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

The Company's general approach in setting the annual compensation of its chief executive officer is to seek to be competitive with financial services companies similar to the Company, but to have a large percentage of his target compensation be dependent upon the Company's financial performance. During the year ended December 2001, the Company's chief executive officer, Charles E. Bradley, Jr., received $565,000 in base salary, which was a 7.6% increase from a rate of $525,000 per year applicable to 2000. In setting that rate in the spring of 2001, the Compensation Committee considered primarily the levels of chief executive officer compensation prevailing among competitive financial services companies.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Compensation Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers.

The Compensation Committee in April 2002 reviewed the Company's and the chief executive officer's performance in 2001, and approved bonus compensation in two components. Firstly, in the amount of $750,000 representing 133% of that executive's base salary for the year ended December 31, 2001. In determining to award such a bonus, the Compensation Committee considered the levels of compensation that are paid by other companies comparable in size to the Company. The Committee also considered the challenges faced in maintaining the Company's origination and collection mechanisms in adverse market conditions, the Company posting a profit for the year ended December 31, 2001 after posting two consecutive losses, the success in closing a $68.5 million term securitization transaction in September 2001, and work undertaken during 2001 which led in March 2002 to a further $45.65 million term securitization and the opening of a $100 million credit line. In addition, the Compensation Committee approved a special bonus of $350,000 to the chief executive officer for work undertaken during 2001 leading to the $100 million acquisition of MFN Financial Corporation in March 2002. Combined, the two bonuses total $1.1 million, or 194% of that executive's base salary for the year ended December 31, 2001.


     /s/  THE COMPENSATION COMMITTEE

         Daniel S. Wood (chairman)
         Thomas L. Chrystie
         John E. McConnaughy, Jr.
         William B. Roberts
--------------------------------------------------------------------------------

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report of the Compensation Committee, the following Performance Graph and the report of the Audit Committee, below, shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from December 31, 1996 through December 31, 2001, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and
(ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on December 31, 1996 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC., NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS.

                    [graph of Cumulative Total Return here]



                                            DEC 1996     DEC 1997     DEC 1998    DEC 1999     DEC 2000     DEC 2001
                                            --------     --------     --------    --------     --------     --------
Consumer Portfolio Services, Inc.           100.0        85.6         34.4        13.9         12.8         12.2
Nasdaq Stock Market (U.S)                   100.0        122.5        172.7       320.9        193.0        153.1
Nasdaq Financial Stocks (U.S & Foreign)     100.0        153.2        148.9       147.9        159.7        175.7


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of May 20, 2002, by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, nominee or named executive officer of CPS, and (iii) all directors, nominees and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Brummund, Jr., Powell and Rifai is c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

                                                                                  Amount and Nature
                                                                                    of Beneficial      Percent
Name and Address of Beneficial Owner                                                Ownership (1)     of Class
------------------------------------                                                -------------     --------
William B. Roberts..............................................................      1,054,882          5.5%
    Monmouth Capital Corp., 126 East 56th Street, New York, NY 10022
John G. Poole...................................................................        667,193 (2)      3.5%
   1 Rye Road, Portchester, NY 10573
Robert A. Simms.................................................................        361,944 (3)      1.9%
    55 Railroad Ave., Plaza Suite, Greenwich, CT 06830
Thomas L. Chrystie..............................................................        202,100 (4)      1.0%
    P.O. Box 640, Wilson, WY 83014
John E. McConnaughy, Jr.........................................................        135,000          0.7%
    Atlantic Capital Partners, 3 Parkland Drive, Darien, CT 06820
Daniel S. Wood..................................................................              0          0.0%
    600 Depot St., Latrobe, PA 05650
Charles E. Bradley, Jr..........................................................      2,559,000 (5)     13.2%
Nicholas P. Brockman............................................................        169,121          0.9%
William L. Brummund, Jr.........................................................        156,923          0.8%
Curtis K. Powell................................................................        138,715          0.7%
Rod Rifai.......................................................................         11,992          0.1%
All directors, nominees and executive officers combined (15 persons)............      5,744,396 (6)     29.7%
Charles E. Bradley, Sr..........................................................      3,004,867 (7)     15.6%
    Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902
Levine Leichtman Capital Partners II, L.P.......................................      4,553,500 (8)     23.6%
    335 North Maple Drive, Suite 240, Beverly Hills, CA 90210
FSA Portfolio Management Inc....................................................      1,702,334 (9)      8.8%


(1) Includes certain shares that may be acquired within 60 days after May 20, 2002 from the Company upon exercise of options, as follows: Mr. Poole, 363,333 shares; Mr. Bradley, Jr., 853,001 shares; Mr. Brockman, 169,121, Mr. Brummund, 156,923 shares; Mr. Powell, 138,715 shares; and Mr. Rifai, 11,992 shares.
(2) Includes 333,333 shares issuable upon conversion of $1,000,000 of Company debt held by the named person.
(3) Includes 16,944 shares owned by Mr. Simms's spouse, as to which he has no voting or investment power.
(4) Includes 162,100 shares held by the Thomas L. Chrystie Living Trust, and 40,000 shares that Mr. Chrystie may acquire upon exercise of an option written by Stanwich Financial Services Corp.

(5) Includes 1,058,818 shares held by trusts of which Mr. Bradley is the co-trustee, and as to which shares Mr. Bradley has shared voting and investment power. One such trust holds 211,738 shares for the benefit of Mr. Bradley. The co-trustee, who has shared voting and investment power as to all such shares (representing 5.4% of outstanding shares), is Kimball Bradley, whose address is 11 Stanwix Street, Pittsburgh, PA 15222.
(6) Includes 1,703,034 shares that may be acquired within 60 days after May 20, 2001, upon exercise of options and conversion of convertible securities.
(7) Includes 207,490 shares owned by the named person's spouse, as to which he has no voting or investment power, and 697,791 shares owned by two corporations (Stanwich Financial Services Corp. and Stanwich Partners, Inc.) of which the named person is controlling stockholder, president and a director.
(8) Comprises 4,552,500 issued shares and 1,000 shares that are issuable upon exercise of an outstanding warrant.
(9) Represents shares issuable upon exercise of a presently exercisable warrant.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company. Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2001 were timely filed, except as follows: Nicholas P. Brockman and William L. Brummund, Jr., filed one report late with respect to exercising options for common stock, Rod Rifai filed one report late with respect to holdings on becoming an executive officer, John E. McConnaughy filed one report late with respect to holdings on becoming a director, and Charles E. Bradley, Sr., filed one report late with respect to a sale of 4,600 shares. Mr. McConnaughy is a director, Mr. Bradley, Sr., is a holder of more than 10% of the Company's common stock, and the other individuals are senior vice presidents.

--------------------------------------------------------------------------------
AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2001 (the "Audited Financial Statements"). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company. Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.


     /s/  The Audit Committee

         Thomas L. Chrystie (chairman)
         John E. McConnaughy, Jr.
         John G. Poole
--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

CPS LEASING. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the President and a director of the Company. CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term. CPSL financed its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of March 31, 2002, the total amount outstanding under the two lines of credit was approximately $1.4 million, of which the Company had guarantied approximately $641,000. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of March 31, 2002, is approximately $1.9 million. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment are not interest bearing.

CARS USA. In the ordinary course of its business operations, the Company from time to time purchases retail automobile installment contracts from an automobile dealer, Cars USA, which is owned by a corporation of which Mr. Bradley, Sr., and Mr. Bradley, Jr., are the principal shareholders. During the year ended December 31, 2001, the Company purchased 16 such contracts, with an aggregate principal balance of approximately $233,431 All such purchases were on the Company's normal business terms. Cars USA is indebted to the Company in the amount of approximately $669,000 as of December 31, 2001.

LEVINE LEICHTMAN. At December 31, 2000, the Company was indebted to Levine Leichtman Capital Partners II, L.P. ("LLCP") in the amount of approximately $38 million, comprising $8 million of $16 million that was first advanced in March 2000 ("Tranche A") and $30 million ("Tranche B") that was already outstanding. Both Tranche A and Tranche B were secured by a blanket security interest in favor of LLCP. Tranche A was due (and was paid) in June 2001, and accrued interest at 12.50% per annum; Tranche B is due November 2003, and bears interest at 14.50% per annum. The interest rate is subject to increase by 2.0% in the event of a default by the Company. In January 2001, the Company prepaid $4 million of the $30 million then outstanding of Tranche B. Such prepayment was a condition to obtaining LLCP's consent to the prepayment of $4 million of debt outstanding in favor of SFSC. In connection with such prepayment, the Company paid LLCP a consent fee of $200,000.

In March 2002, the Company and LLCP entered into a series of agreements under which LLCP provided additional funding to enable the Company to acquire by merger MFN Financial Corporation. Under the March 2002 agreements, the Company borrowed $35 million from LLCP as "Bridge Notes," bearing interest at 13.50% per annum and due February 2003, and approximately $8.5 million as "Tranche C Notes," bearing interest on a deemed principal amount of approximately $11.2 million at 12.00% per annum and due in March 2008. Notwithstanding the due dates, all of the Company's outstanding indebtedness to LLCP includes mandatory prepayment terms that are tied to the performance of the Company's securitized pools. One effect of such prepayment provisions is that it is not possible to predict with assurance the amount of interest and principal that the Company will pay to LLCP in the current year; however, the Company's payments to LLCP in the year 2001 comprised $12 million of principal and $4.2 million of interest. In connection with the March 2002 agreements and the acquisition of MFN Financial Corporation, the Company paid LLCP a structuring fee of $1.75 million and an investment banking fee of $1.0 million, and paid LLCP's out-of-pocket expenses of approximately $315,000. In addition, the Company paid LLCP certain fees and interest amounting to $426,181. The terms of the transactions between the Company and LLCP were determined by negotiation.

SFSC. At December 31, 2000, the Company was indebted to Stanwich Financial Services Corp. ("SFSC") in the principal amount of $20.5 million. SFSC is a corporation wholly-owned by Stanwich Holdings, Inc., which in turn is wholly-owned by Charles E. Bradley, Sr. Mr. Bradley, Sr. holds in excess of 5% of the Company's common stock, is the father of the Company's president, Charles
E. Bradley, Jr., and was the chairman of the Company's Board of Directors from March 1991 until June 2001. In the first quarter of 2001, the Company prepaid $4 million of its indebtedness outstanding to SFSC. A $200,000 consent fee required by LLCP was recouped by application of a $200,000 discount in the prepayment to SFSC. The Company pays interest monthly with respect to its debt to SFSC. Such interest payments totaled $1.5 million in 2001, and are estimated to be $1.7 million for the current year. In June 2001 SFSC filed for reorganization under the Bankruptcy Code, in the United States Bankruptcy Court for the District of Connecticut. The Company also throughout 2001 was indebted to John G. Poole, a director, in the principal amount of $1,000,000, and paid interest monthly with respect to that debt. Such interest payments totaled $125,000 in 2001, and are estimated to be the same in the current year.

EMPLOYEE INDEBTEDNESS. The Company has from time to time lent money to its employees, including officers. Such borrowings are evidenced by promissory notes, and generally bear interest at 10% per annum. As of April 30, 2002 Nicholas P. Brockman, a senior vice president, was indebted to the Company in the amount of $60,618.

FSA. In November 1999 the Company entered into a revolving note purchase facility, using the proceeds of sale of such notes to purchase automotive receivables. Financial Security Assurance Inc. ("FSA"), which is the beneficial holder of in excess of 5% of the Company's stock, issued a financial guaranty insurance policy with respect to all payments of principal and interest called for by such notes, for which it receives fees and insurance premiums. FSA has also issued financial guaranty insurance policies with respect to payments of interest and principal due under specified asset-backed securities sponsored by the Company and issued at various times since 1994, including transactions in September 2001 and March 2002, for which it also receives fees and insurance premiums. The amounts of such fees and premiums have been determined by negotiation between the Company and FSA.

The agreements and transactions described above (other than those between the Company and LLCP or the Company and FSA) were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.

VOTING OF SHARES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Selection of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; and FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2002; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.



SHAREHOLDER PROPOSALS

The Company expects to hold its year 2002 Annual Meeting of Shareholders on May 28, 2003. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2003 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by no later than January 24, 2003.

                       CONSUMER PORTFOLIO SERVICES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2002

         The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 16355 Laguna Canyon Road, Irvine, California 92618 on Friday, June 21, 2002, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and David N. Kenneally, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

  THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2, AND AS SAID PROXIES DEEM
ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)



/x/ Please mark
    votes as in
    this example      PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

                                                                                                         FOR   AGAINST  ABSTAIN
1. Election of Directors Nominees:                            2. To ratify the appointment of KPMG       / /     / /     / /
   Charles E. Bradley, Jr., Thomas L. Chrystie,                  LLP as independent auditors of the
   John E. McConnaughy, Jr., John G. Poole,                      Company for the year ending December 31, 2002.
   William B. Roberts, Daniel S. Wood



   FOR ALL                    WITHHELD
   NOMINEES                   FROM ALL
                              NOMINEES
    /  /                        /  /                          3. To transact such other business as
                                                                 may properly come before the meeting
                                                                 or any adjournment(s) thereof.

/ /----------------------------------
For all nominees except as noted above

                                                                                      MARK HERE FOR  / /
                                                                                      ADDRESS CHANGE
                                                                                      AND NOTE AT LEFT









 PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

Signature:_____________________________   Date:_________________  Signature:_____________________________ Date:________________

This proxy should be signed by the shareholder(s) exactly as his or her name(s) appear(s) hereon, dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.
